UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Soliciting Material Pursuant to §240.14a-12

PARKERVISION, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PARKERVISION, INC.
7915 Baymeadows Way, Suite 400
Jacksonville, Florida 32256

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 17, 2010

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of ParkerVision, Inc. (the “Company”) will be held on Friday September 17, 2010 at 9:00 a.m. Eastern Daylight Time, at The Westin Lake Mary Orlando North, 2974 International Parkway, Lake Mary, Florida 32746, for the following purposes:

1.	To elect eight members of the Company’s board of directors to hold office until the next annual meeting and until their respective successors are duly elected and qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the year ending December 31, 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The transfer books will not be closed for the Annual Meeting. The board of directors has fixed the close of business on July 26, 2010 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting, and any adjournments thereof.

Pursuant to rules adopted by the Securities and Exchange Commission, the Company has elected to provide access to its proxy materials over the Internet.  Accordingly, the Company has sent you a Notice of Internet Availability of Proxy Materials.

You are urged to read the attached proxy statement, which contains information relevant to the actions to be taken at the Annual Meeting. In order to assure the presence of a quorum, whether or not you expect to attend the Annual Meeting in person, please vote your shares by proxy by following the procedures and instructions described on the Notice of Internet Availability of Proxy Materials.  You may revoke your proxy if you so desire at any time before it is voted.  For directions to the meeting, please contact the Company’s Corporate Secretary at (904) 732-6100.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on September 17, 2010: The Company’s proxy statement and annual report to security holders are available at http://www.proxyvote.com.

By Order of the Board of Directors

Cynthia Poehlman
Chief Financial Officer and Corporate Secretary

Jacksonville, Florida
August 6, 2010

ParkerVision, Inc.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 17, 2010

TABLE OF CONTENTS

Information Concerning Solicitation and Voting	1
Proposal 1: Election of Directors	4
Corporate Governance	6
Leadership Structure	6
Independence of Directors	7
Risk Management and Board Oversight	7
Board Meetings and Committees	7
Code of Ethics and Shareholder Contact	9
Audit Committee Report	10
Proposal 2: Ratification of the Selection of PricewaterhouseCoopers LLP as our Independent Registered Certified Public Accounting Firm	12
Executive Officer and Director Compensation	13
Compensation Committee Interlocks and Insider Participation	13
Compensation Committee Report	13
Compensation Discussion and Analysis	13
Overview of Compensation Program	13
Comparative Benchmarking	13
Compensation Components	14
Equity Grant Practices	16
Role of Executive Officers in Determining Executive Pay	16
Executive and Director Stock Ownership Requirements	17
Federal Income Tax Consequences	17
Employment and Other Agreements	17
Summary Compensation Table	19
Grants of Plan-Based Awards	20
Outstanding Equity Awards at Fiscal Year-End	21
Option Exercises and Stock Vested	22
Potential Payments Upon Termination or Change in Control	22
Compensation of Outside Directors	26
Stock Ownership Information	29
Security Ownership of Certain Beneficial Holders	29
Section 16(a) Beneficial Ownership Reporting Compliance	30
Equity Compensation Plan Information	31
Certain Relationships and Related Transactions	31
Shareholder Proposals and Nominations	32
Discretionary Voting of Proxies on Other Matters	33

ParkerVision, Inc.
___________

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 17, 2010

___________

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement and the accompanying proxy materials are being furnished to our shareholders in connection with the solicitation of proxies by our board of directors (our “Board”) for use at our annual meeting of shareholders (the “Annual Meeting”) to be held at 9:00 a.m. Eastern Daylight Time on Friday September 17, 2010 and any adjournments or postponements thereof.  The Annual Meeting is being held for the following purposes:

1.	To elect eight members of our Board to hold office until the next annual meeting and until their respective successors are duly elected and qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the year ending December 31, 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Annual Meeting will be held at The Westin Lake Mary Orlando North, 2974 International Parkway, Lake Mary, Florida 32746.  This proxy statement and the accompanying proxy materials will be sent or made available to shareholders on or about August 6, 2010.

Internet Availability of Proxy Materials

The proxy materials include this proxy statement, our annual report to security holders and, for shareholders who request to receive a copy of the proxy materials in printed form by mail as described below, a proxy card.  Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet.  Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders.  All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.  In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.  We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

Record Date and Voting Securities

Our Board has fixed the close of business on July 26, 2010 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.  As of July 26, 2010, we had issued and outstanding 41,260,835 shares of common stock, par value $.01 per share, our only class of voting securities outstanding.  Each of our shareholders is entitled to one vote for each share of common stock registered in his or her name on the record date.

Voting

If you hold your shares of record, you may vote by proxy via the Internet by following the instructions provided in the Notice.  If you requested printed copies of the proxy materials by mail, you also may vote by proxy via the telephone by calling the toll free number found on the proxy card, or via the mail by filling out the proxy card and sending it back in the envelope provided. You also may vote in person at the Annual Meeting by submitting the ballot that will be provided to you.

If you hold your shares in street name, please refer to the materials provided to you by your bank, broker or other holder of record for information on communicating your voting instructions. If you hold your shares in street name and you want to vote in person, you must obtain an additional proxy from your bank, broker or other holder of record authorizing you to vote. You must bring this proxy to the annual meeting, present it to the inspector of election and produce valid identification. If you hold your shares in street name, your bank, broker or other holder of record will not be permitted to vote on your behalf for the election of our directors unless it receives voting instructions from you. To ensure that your vote is counted, please communicate your voting instructions to your broker, bank, or other financial institution before the meeting, or arrange to attend the meeting in person.

Proxies and Revocation of Proxies

Your proxy is being solicited by and on behalf of our Board.  By giving your proxy, you are appointing as your proxies the persons that have been designated by our Board.  Any proxy given pursuant to this solicitation and received in time for the meeting will be voted in accordance with your instructions.  If no instructions are given, proxies given by shareholders will be voted “FOR” the election of the director nominees and “FOR” ratification of the selection of PriceWaterhouseCoopers LLC as our independent registered certified public accounting firm.  With respect to any other proposal that properly comes before the Annual Meeting, the persons appointed as proxies will vote as recommended by our Board or, if no recommendation is given, in their own discretion, to the extent permitted by applicable laws and regulations.

Any proxy may be revoked by (i) submitting a written notice of revocation that is received by our Corporate Secretary at any time prior to the voting at the meeting, (ii) submitting a subsequent proxy prior to the voting at the meeting or (iii) attending the Annual Meeting and voting in person.  Attendance by a shareholder at the Annual Meeting does not alone serve to revoke his or her proxy.  Shareholders may send written notice of revocation to the Corporate Secretary, ParkerVision, Inc., 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.

Quorum and Required Vote

The presence, in person or by proxy, of a majority of the votes entitled to be cast at the meeting will constitute a quorum at the meeting.  A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by his or her proxy are not being voted (“shareholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock.  The shares subject to a proxy which are not being voted on a particular matter because of either shareholder withholding or broker non-vote will not be considered shares present and entitled to vote on the matter.  These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum, unless the proxy indicates that the shares are not being voted on any matter at the meeting, in which case the shares will not be counted for purposes of determining the presence of a quorum.

The directors will be elected by a plurality of the votes cast at the meeting.  “Plurality” means that the nominees who receive the highest number of votes in their favor will be elected as our directors.  Consequently, any shares not voted “FOR” a particular nominee, because of either shareholder withholding or broker non-vote, will not be counted in the nominee’s favor.  Shareholders do not have cumulative voting rights for directors.

Ratification of the selection of PricewaterhouseCoopers LLC as our independent registered certified public accounting firm must be approved by the affirmative vote of a majority of the votes cast at the meeting.  Abstentions from voting are counted as “votes cast” with respect to the proposal and, therefore have the same effect as a vote against the proposal.  Shares deemed present at the meeting but not entitled to vote because of either shareholder withholding or broker non-vote are not deemed “votes cast” with respect to the proposal, and therefore will have no effect on the vote.

All other matters that may be brought before the shareholders must be approved by the affirmative vote of a majority of the votes cast at the meeting, unless the governing corporate law, our articles of incorporation or our bylaws require otherwise.  Abstentions from voting are counted as “votes cast” with respect to the proposal and, therefore have the same effect as a vote against the proposal.  Shares deemed present at the meeting but not entitled to vote because of either shareholder withholding or broker non-vote are not deemed “votes cast” with respect to the proposal, and therefore will have no effect on the vote.

Solicitation of Proxies

We are soliciting the proxies of shareholders pursuant to this proxy statement.  We will bear the cost of this proxy solicitation.  In addition to solicitations of proxies by use of the mail, some of our officers or employees, without additional remuneration, may solicit proxies personally or by telephone.  We may also request brokers, dealers, banks and their nominees to solicit proxies from their clients where appropriate, and may reimburse them for reasonable expenses related thereto.

Annual Report

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (“Annual Report”), which contains our audited financial statements, is being mailed along with this proxy statement.  We will provide to you exhibits to the Annual Report upon payment of a fee of $.25 per page, plus $5.00 postage and handling charge, if a request is sent in writing to the Corporate Secretary, ParkerVision, Inc., 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.

PROPOSAL 1:  ELECTION OF DIRECTORS

All of the members of our Board are elected annually.  Our Board currently consists of eight members. Prior to January 5, 2010, our Board consisted of nine members.  On January 5, 2010, Todd Parker retired from the Board, effective immediately. In connection with Mr. Parker’s retirement, the Board authorized a reduction in the size of the Board to eight members, as permitted by our bylaws.

Our Board has nominated Jeffrey Parker, William Hightower, John Metcalf, William Sammons, David Sorrells, Robert Sterne, Nam Suh, and Papken der Torossian for re-election as directors, to serve until the next annual meeting of shareholders and until their respective successors have been elected and qualified.  Unless otherwise specified by you when you give your proxy, the shares subject to your proxy will be voted “FOR” the election of these nominees.  In case any of these nominees become unavailable for election to the Board, an event which is not anticipated, the persons appointed as proxies, or their substitutes, shall have full discretion and authority to vote or refrain from voting your shares for any other person in accordance with their judgment.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES.

Directors and Executive Officers

Name	Age	Position with the Company

Jeffrey Parker	53	Chairman of the Board and Chief Executive Officer
William Hightower	67	Director
John Metcalf	59	Director
William Sammons	89	Director
David Sorrells	51	Chief Technical Officer and Director
Robert Sterne	58	Director
Nam Suh	74	Director
Papken der Torossian	71	Director
Cynthia Poehlman	43	Chief Financial Officer and Corporate Secretary
John Stuckey	39	Executive Vice President of Corporate Strategy and Business Development

Jeffrey Parker has been the chairman of our Board and our chief executive officer since our inception in August 1989 and was our president from April 1993 to June 1998.  From March 1983 to August 1989, Mr. Parker served as executive vice president for Parker Electronics, Inc., a joint venture partner with Carrier Corporation performing research development, manufacturing and sales and marketing for the heating, ventilation and air conditioning industry.  Mr. Parker holds 27 United States patents.  As Chief Executive Officer, Mr. Parker has relevant insight into our operations, our industry, and related risks as well as experience bringing disruptive technologies to market.

William Hightower has been a director since March 1999.  Mr. Hightower has extensive experience as executive officer and operating officer for both public and private companies in a number of industries, including telecommunications.  From September 2003 to his retirement in November 2004, Mr. Hightower served as our president.  Mr. Hightower was the president and chief operating officer and a director of Silicon Valley Group, Inc. (“SVGI”), from August 1997 until his retirement in May 2001.  SVGI is a publicly held company which designs and builds semiconductor capital equipment tools for chip manufacturers.  From January 1996 to August 1997, Mr. Hightower served as chairman and chief executive officer of CADNET Corporation, a developer of network software solutions for the architectural industry.  From August 1989 to January 1996, Mr. Hightower was the president and chief executive officer of Telematics International, Inc.  Mr. Hightower’s longevity on our board provides a historical perspective and a relevant understanding of both our target markets and our industry as a whole.

John Metcalf has been a director since June 2004. From November 2002 until his retirement in July 2010, Mr. Metcalf was a chief financial officer (“CFO”) partner with Tatum LLC, the largest executive services and consulting firm in the United States. Mr. Metcalf has 18 years experience as a CFO.  From July 2006 to September 2007, Mr. Metcalf served as CFO for Electro Scientific Industries, Inc. (“ESI”), a provider of high-technology manufacturing equipment to the global electronics market. From June 2004 to July 2006, Mr. Metcalf served as CFO for Siltronic AG.  Since June 2007, Mr. Metcalf has served on the board of directors and has been chairman of the audit committee of EnergyConnect Group, Inc. (formerly Microfield Group, Inc.), a publicly traded company.  Mr. Metcalf has extensive experience in the semiconductor industry, an in-depth understanding of generally accepted accounting principles, financial statements and SEC reporting requirements, and also satisfies the audit committee requirement for financial expertise.

William Sammons has been a director since October 1993.  Mr. Sammons holds a graduate degree in Electrical Engineering from Massachusetts Institute of Technology (“MIT”).  Prior to 1981, Mr. Sammons held management and executive general management responsibilities in all aspects of the air conditioning industry.  From 1981 until his retirement in 1985, Mr. Sammons was president of the North American operations of Carrier Corporation.  Mr. Sammons’ service on our board of directors since our initial public offering brings a historical perspective and a relevant understanding of our target markets and industry.  Mr. Sammons also has relevant business experience with regard to the successful interaction between small start-up companies and their significantly larger customers.

David Sorrells has been our chief technical officer since September 1996 and has been a director since January 1997.  Mr. Sorrells is one of the leading inventors of our core technologies.  From June 1990 to September 1996, Mr. Sorrells served as our engineering manager.  Mr. Sorrells has an in-depth understanding of our technologies and their relevance to target markets and holds 101 United States patents.

Robert Sterne has been a director since September 2006 and also served as a director from February 2000 to June 2003.  Since 1978, Mr. Sterne has been a partner of the law firm of Sterne, Kessler, Goldstein & Fox PLLC, specializing in patent and other intellectual property law.  Mr. Sterne provides legal services to us as one of our patent and intellectual property attorneys.  As such, Mr. Sterne has an in-depth knowledge of our intellectual property portfolio and patent strategies.  Furthermore, Mr. Sterne is considered a leader in best practices and board responsibilities concerning intellectual property.

Nam Suh has been a director since December 2003. Mr. Suh was inaugurated as president of Korea Advanced Institute of Science and Technology in July 2006.  In 2008, he retired from MIT where he had been a member of the faculty since 1970.  At MIT, Mr. Suh held many positions including director of the MIT Laboratory for Manufacturing and Productivity, head of the department of Mechanical Engineering (1991-2001) director of the MIT Manufacturing Institute and director of the Park Center for Complex Systems.  In 1984, Mr. Suh was appointed the assistant director for Engineering of the

National Science Foundation by President Ronald Reagan and confirmed by the U.S. Senate.  From 2005 to 2009, Mr. Suh served on the board of directors of Integrated Device Technology, Inc., a NASDAQ-listed company that develops mixed signal semiconductor solutions, and, from 2004 to 2007, he served on the board of directors of Therma-Wave, Inc., a NASDAQ-listed company that manufactures process control metrology systems for use in semiconductor manufacturing.  Mr. Suh has significant experience with technology innovation and the process of new product introduction.  Mr. Suh is a widely published author of approximately 300 articles and seven books on topics related to tribology, manufacturing, plastics and design.  Mr. Suh has approximately 60 United States patents and many foreign patents, some of which relate to plastics, polymers and design and is the recipient of seven honorary doctorates from seven universities in four continents.  Mr. Suh has a relevant professional network in the Korean community as well as relevant experience with Korean culture and commerce.

Papken der Torossian has been a director since June 2003.  Mr. der Torossian has extensive experience as chairman and chief executive of a number of semiconductor and technology-based companies.  Mr. der Torossian was chief executive officer of SVGI from 1986 until 2001.  Prior to his joining SVGI, he was president and chief executive officer of ECS Microsystems, a communications and PC company that was acquired by Ampex Corporation where he stayed on as a manager for a year.  From 1976 to 1981 Mr. der Torossian was president of the Santa Cruz Division of Plantronics where he also served as vice president of the Telephone Products Group.  Previous to that he spent four years at Spectra-Physics, Inc. and twelve years with Hewlett-Packard in a variety of management positions. Since September 2005, Mr. der Torossian has served as executive chairman of Vistec Semiconductor Systems Group (Vistec), a private company.  Vistec is one of the portfolio companies of Golden Gate Capital, a private equity firm where Mr. der Torossian serves as advisor for semiconductor related activities.  Since August 2007, Mr. der Torossian has served as a director and a member of the compensation committee and nominating and governance committees of Atmel Corporation, a publicly traded company.  From March 2003 until May 2007, Mr. der Torossian served as chairman of the board of directors of Therma-Wave, Inc., a NASDAQ-listed company.  Mr. der Torossian has a relevant network in the technology community as well as relevant operating experience with small, high growth companies.

Cynthia Poehlman has been our chief financial officer since June 2004 and our corporate secretary since August 2007.  From March 1994 to June 2004, Ms. Poehlman was our controller and our chief accounting officer.

John Stuckey joined the company in July 2004 as the vice-president of corporate strategy and business development and was promoted to executive vice-president of corporate strategy and business development in June 2008.  Prior to July 2004, Mr. Stuckey spent five years at Thomson, Inc. where he most recently served as director of business development.

CORPORATE GOVERNANCE

We maintain corporate governance policies and practices that reflect what the Board believes are “best practices.” A copy of our Corporate Governance Guidelines is available upon request to our Secretary, or may be viewed or downloaded from our website at http://www.parkervision.com.

Leadership Structure

Our Board is led by Jeffrey Parker, our Chairman of the Board and Chief Executive Officer.  The decision as to who should serve as Chairman of the Board, who should serve as Chief Executive Officer, and whether those offices should be combined or separate, is the responsibility of our Board.  The members of our Board possess considerable experiences and unique knowledge of the challenges and opportunities we face, and are in the best position to evaluate our needs and how best to organize the capabilities of the directors and senior officers to meet those needs.  Our Board does not believe that our size or the complexity of our operations warrants a separation of the Chairman of the Board and Chief Executive Officer functions.  Furthermore, our Board believes that combining the roles of Chief Executive Officer and Chairman of the Board promotes leadership and direction for the Board and for executive management, as well as allowing for a single, clear focus for the chain of command.

The Board believes that the most effective leadership structure for us at this time is for Mr. Parker to serve as both Chairman of the Board and Chief Executive Officer.  Mr. Parker is one of our founders and has been our Chairman of the Board and our Chief Executive Officer since our inception in August 1989.  The Board believes that he is uniquely qualified through his experience and expertise to be the person who generally sets the agenda for, and leads discussions of, issues relating to the implementation of our strategic plan.  Mr. Parker’s leadership, in both his Chairman of the Board and Chief Executive Officer roles, continues to ensure that we remain dedicated to and focused on both our short and long-term objectives.  The Board does not have a lead independent director.

Independence of Directors

Our common stock is listed on the NASDAQ Global Market of the NASDAQ Stock Market (“NASDAQ”), and we follow the rules of NASDAQ in determining if a director is independent.  The Board consults with our counsel to ensure that the Board’s determinations are consistent with the rules of NASDAQ and all relevant securities and other laws and regulations regarding the independence of directors.  Consistent with these considerations, the Board affirmatively has determined that William Hightower, John Metcalf, William Sammons, Robert Sterne, Nam Suh, and Papken der Torossian are our independent directors.  The other directors are not considered independent due to their current employment by us.

Risk Management and Board Oversight

The Board as a whole works with our management team to promote and cultivate a corporate environment that incorporates enterprise-wide risk management into strategy and operations. Each committee of the Board is responsible for the evaluation of elements of risk management based on the committee’s expertise and applicable regulatory requirements. In evaluating risk, the Board and its committees consider whether our programs adequately identify material risks in a timely manner and implement appropriately responsive risk management strategies throughout the organization. The audit committee focuses on assessing and mitigating financial risk, including internal controls, and receives at least quarterly reports from management on identified risk areas. In setting compensation, the compensation committee strives to create incentives that encourage behavior consistent with our business strategy, without encouraging undue risk-taking. The nominating and corporate governance committee considers areas of potential risk within corporate governance and compliance, such as management succession. Each of the committees reports regularly to the Board as a whole as to their findings with respect to the risks they are charged with assessing.

Board Meetings and Committees

Members of our Board are elected annually by our shareholders and may be removed as provided for in the 1989 Business Corporation Act of the State of Florida and our articles of incorporation.  The Board has three separately standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee.  Each committee is composed entirely of independent directors in accordance with current NASDAQ listing standards.  In addition, each committee has a written charter, a copy of which is available free of charge on our website at http://www.parkervision.com.

During the fiscal year ended December 31, 2009, our Board met twelve times and acted by unanimous consent two times.  All of our directors attended 75% or more of the aggregate number of meetings of the Board and committees on which they served, except Mr. Robert Sterne who attended 75% of the Board meetings and two of three committee meetings.  The directors are strongly encouraged to attend meetings of shareholders.  All of our directors except Nam Suh and Todd Parker attended our 2009 annual meeting of shareholders.

Audit Committee

John Metcalf (Chair), William Sammons and Papken der Torossian are the current members of our audit committee.  The audit committee met six times in 2009 and acted by unanimous consent one time.  The functions of the audit committee include oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, and the performance, qualifications and independence of our independent auditors.  The purpose and responsibilities of our audit committee are set forth in full in the Audit Committee Charter.   The Report of the Audit Committee is included on page 10 of this proxy statement.

The Board made a qualitative assessment of each of the audit committee members to determine their level of financial knowledge and experience based on a number of factors and has determined that each member is an audit committee financial expert within the meaning of the rules and regulations of the SEC.  The Board considered each of these persons’ ability to understand generally accepted accounting principles and financial statements, their ability to assess the general application of generally accepted accounting principles in connection with our financial statements, including estimates, accruals and reserves, their experience in analyzing or evaluating financial statements of similar breadth and complexity as our financial statements, their understanding of internal controls and procedures for financial reporting and their understanding of the audit committee functions.  In addition, we must certify to NASDAQ that the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s “financial sophistication.”  Our board has determined that each member of the audit committee satisfies NASDAQ’s definition of financial sophistication.

Compensation Committee

Nam Suh (Chair), William Sammons and Papken der Torossian are the current members of our compensation committee.  The compensation committee met five times in 2009 and acted three times by unanimous consent.  The functions of the compensation committee include oversight of the development, implementation and effectiveness of our compensation philosophy, policies and strategies and oversight of the regulatory compliance and reporting requirements with respect to compensation and related matters.  Our compensation committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based and other compensation plans, policies and programs.  The compensation committee is responsible for discussing and reviewing our compensation discussion and analysis with management.  The purpose and responsibilities of our compensation committee are set forth in full in the Compensation Committee Charter.  The Compensation Committee Report is included on page 13 of this proxy statement.

The compensation committee sets the chief executive officer’s and non-employee directors’ compensation and sets the compensation for other executive officers after review of the recommendations of the chief executive officer.  The compensation committee also administers our 2008 Equity Incentive Plan (Non-Named Executive Officers), our 2000 Performance Equity Plan and, to the extent of outstanding awards, our 1993 Stock Option Plan.  According to its charter, the compensation committee may delegate the authority to grant equity awards, within parameters defined by the compensation committee and subject to the rules of NASDAQ.  The compensation committee has retained, from time to time, a third-party compensation consultant to assist in the review of executive and board compensation programs.  During the last fiscal year, however, the committee did not retain a compensation consultant.

Nominating and Corporate Governance Committee

Robert Sterne (Chair), John Metcalf and William Hightower are the current members of our nominating and corporate governance committee.  The nominating and corporate governance committee met three times in 2009.  The functions of the nominating and corporate governance committee include identification and recommendation of director nominees qualified to serve on the Board and recommendation to the Board of corporate governance guidelines applicable to us.  The purpose and responsibilities of our nominating and corporate governance committee are set forth in full in the Nominating and Corporate Governance Committee Charter.

Director Nomination Process

The nominating and corporate governance committee considers persons identified by its members, management, shareholders, potential investors, investment bankers and others with the objective of having a Board with diverse perspectives and skills.  The committee does not distinguish among nominees recommended by shareholders and other persons.  Each individual is evaluated in the context of the Board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent shareholder interests.

The nominating and corporate governance committee is responsible for assessing the appropriate balance of skills and characteristics required of Board Members. Though the committee does not have specific guidelines on diversity, it is one of many criteria considered by the Board when evaluating candidates.  Nominees for director are selected on the basis of, among other things, experience, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness and ability to devote adequate time to Board duties. Nominees for director shall be assessed based on the needs of the Board at that point in time and with an objective of ensuring diversity in background, experience and viewpoints of Board members.

Shareholders and others wishing to suggest candidates to the nominating committee for consideration as directors must submit written notice to the Corporate Secretary, ParkerVision, Inc., 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256, who will provide it to the nominating committee.  We also have a method by which shareholders may nominate persons as directors, which is described in the section “Shareholder Proposals and Nominations” on page 30 of this proxy statement.  We did not receive any recommendations from shareholders for this Annual Meeting.

Code of Ethics and Shareholder Contact

The Board has adopted a code of ethics that is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that we file or submit to the SEC and others.  A copy of the code of ethics may be found on our website at www.parkervision.com.

Shareholders may contact members of the Board by writing to them in care of the Corporate Secretary, ParkerVision, Inc., 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.  The Corporate Secretary will forward all correspondence received to the directors from time to time.  This procedure was approved by the independent directors.

AUDIT COMMITTEE REPORT

Pursuant to the charter of the audit committee originally adopted on April 25, 2003, as amended on July 31, 2006, the audit committee’s responsibilities include, among other things:

•	annually reviewing and reassessing the adequacy of the audit committee’s formal charter;

•
reviewing and discussing our annual audited financial statements, our interim financial statements, and the adequacy of our internal controls and procedures with our management and our independent auditors;

•	reviewing the quality of our accounting principles, including significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	appointing the independent auditor, which firm will report directly to the audit committee;

•	reviewing the independence of the independent auditors;

•	reviewing and approving all related party transactions on an ongoing basis.

The audit committee also pre-approves the services to be provided by its independent auditors.  During the period January 1, 2009 through March 15, 2010, the committee reviewed in advance the scope of the annual audit and non-audit services to be performed by the independent auditors and the independent auditors’ audit and non-audit fees and approved them.

The audit committee reviewed and discussed the audited financial statements with management and our independent auditors.  During 2009 and thereafter, the audit committee met privately at regularly scheduled meetings and held discussions with management, including the chief financial officer and our independent auditors. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee also discussed and reviewed with management and the independent auditors the internal controls and procedures of the audit functions and the objectivity of the process of reporting on the financial statements.  The committee discussed with management financial risk exposures relating to the company and the processes in place to monitor and control the resulting exposure, if any.

The committee discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) AU Section 380 (Communication with Audit Committees), various accounting issues relating to presentation of certain items in our financial statements and compliance with Section 10A of the Securities Exchange Act of 1934.  Our independent auditors also provided the audit committee with the written disclosures required by the PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence) and the committee discussed with the independent auditors and management the auditors’ independence.

Based upon the audit committee’s discussion with management and the independent auditors, the audit committee’s review of the representations of management and the report of the independent auditors to the audit committee, the committee recommended that the board of directors include our audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009.  The committee evaluated the performance of PricewaterhouseCoopers LLP and recommended to the board of directors their re-appointment as the independent auditors for the fiscal year ending December 31, 2010.

Submitted by the Audit Committee:
John Metcalf (Chair)
William Sammons
Papken der Torossian

PROPOSAL 2: RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED CERTIFIED
PUBLIC ACCOUNTING FIRM

The audit committee has selected PricewaterhouseCoopers LLP as our independent registered certified public accounting firm to audit our financial statements for the year ending December 31, 2010. The Board recommends ratification of the audit committee’s selection of PricewaterhouseCoopers LLP.

The selection of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm is not required to be submitted to a vote of our shareholders for ratification; however, we are submitting the selection to our shareholders for ratification as a matter of good corporate practice and in order to provide a method by which shareholders may communicate their opinion to the audit committee. The Sarbanes-Oxley Act of 2002 requires that the audit committee be directly responsible for the appointment, compensation and oversight of our independent registered certified public accounting firm. If our shareholders fail to vote on an advisory basis in favor of the selection, the audit committee will reconsider whether to retain PricewaterhouseCoopers LLP, and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the audit committee may, in its discretion, direct the appointment of a different independent registered certified public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our stockholders.

PricewaterhouseCoopers LLP was also our independent registered certified public accounting firm for the fiscal year ending December 31, 2009.  A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting with an opportunity to make a statement if they desire to do so and is expected to be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM.

Audit and Accounting Related Expenses

The firm of PricewaterhouseCoopers LLP acts as our independent registered certified public accounting firm.  The following is a summary of fees paid to the principal accountants for services rendered.

Audit Fees.  For the years ended December 31, 2008 and December 31, 2009, the aggregate fees billed for professional services rendered for the audit of our annual financial statements, the review of our financial statements included in our quarterly reports, and services provided in connection with regulatory filings were approximately $446,300 and $640,500, respectively.  The fees for 2009 included service provided in connection with the underwritten offering of securities in March and November 2009.

Audit Related Fees.  For the years ended December 31, 2008 and December 31, 2009, there were no fees billed for professional services by our independent auditors for assurance and related services.

Tax Fees.  For the years ended December 31, 2008 and December 31, 2009, there were no fees billed for professional services rendered by our independent auditors for tax compliance, tax advice or tax planning.

All Other Fees.  For the year ended December 31, 2008 and 2009, there were no fees billed for other professional services by our independent auditors.

The audit committee pre-approves the services to be provided by our independent registered certified public accounting firm.  All the services discussed above were pre-approved by our audit committee.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee, all of whom are independent directors as determined in accordance with the rules of Nasdaq, are William Sammons, Nam Suh and Papken der Torossian.  Mr. Suh serves as chairman of the compensation committee.

Mr. der Torossian engaged in a transaction with us requiring disclosure under Item 404 of Regulation S-K.  On March 3, 2009, we completed three simultaneous offerings of our securities, including one to certain of our directors and their affiliates.  Mr. der Torossian purchased 81,081 shares of common stock from us in that offering, at a purchase price of $1.85 per share, as described more fully in the section entitled “Certain Relationships and Related Transactions – Related Party Transactions.”

Compensation Committee Report

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management of the Company. Based on such review and discussion, we have recommended to the Board of Directors that the CD&A be included as part of this Proxy Statement.

Submitted by the Compensation Committee:

Nam Suh (Chair)
William Sammons
Papken der Torossian

Compensation Discussion and Analysis

Overview of Compensation Program

Our compensation program is designed to support our business objectives by structuring compensation packages to retain, reward, motivate, and attract employees who possess the required technical and entrepreneurial skills and talent.  The overall objectives of the business are to continue innovative technological advances of our wireless technologies, achieve technical and commercial acceptance of our wireless technologies, and, in doing so, to create significant shareholder value.  The compensation of our executives is designed to reward the achievement of both quantitative and qualitative performance goals, which specifically relate to the objectives of the business both short- and long-term.

Comparative Benchmarking

In establishing our executive compensation policies, programs and awards, the Committee periodically reviews a comparative peer group (“Peer Group”) for compensation benchmarking data.  Historically, the Committee utilized an independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook”) to assist in evaluating and benchmarking its executive compensation plans, including

recommending companies for inclusion in the Peer Group for benchmarking purposes.   In 2009, the Committee determined that the Peer Group it historically had used had become largely irrelevant due to changes in the company’s operations and target markets, as well as various acquisitions and divestitures of companies in that group.  The Committee, with the assistance of our internal human resource management personnel, reviewed and updated the Peer Group for benchmarking purposes utilizing the same parameters as employed by Cook in prior periods.

The Peer Group selection was based on (i) companies generally in the wireless communications or communications equipment industries with an emphasis on semiconductor providers in particular, (ii) companies that are similarly sized in terms of market capitalization value, (iii) companies with similar growth and performance potential and/or (iv) companies that are considered competitors of ours in either the labor or capital markets.  Financial metrics for each of these companies were gathered including revenue, operating income, employee count, and market capitalization.   Market capitalization was considered the most relevant data point in selecting the Peer Group.

The current Peer Group, as approved by the Committee in 2009, includes the following fifteen companies:  Anadigics, Inc., Anaren, Inc., California Microdevices Corporation, Conexant Systems, Inc., DSP Group, Inc., Emcore Corporation, GlobalStar, Inc., KVH Industries, Inc., MoSys, Inc., Oplink Communications, Inc., Powerwave Technologies, Inc., SMART Modular Technologies, Superconductor Technologies, Inc., TranSwitch Corporation, and Volterra Semiconductor Corporation. We expect that it will be necessary as the business evolves to update the Peer Group periodically in order to maintain a list of relatively comparable companies for compensation evaluation purposes.  We anticipate that the Committee will continue to apply consistent criteria in its selection of the Peer Group.

The Committee reviewed all compensation elements for the Peer Group in 2009 as a general indicator of relevant market conditions.   The Committee generally targets our executive compensation at the market average or 50th percentile of the market.   Based on its review of the Peer Group data, the Committee did not make any changes to its executive compensation programs in 2009.

Compensation Components

There are three primary components of our compensation plan: (1) base salaries, (2) annual performance incentives, and (3) long-term incentives.  These components are the same for all of our employees.  The amount of each component is scaled according to the level of business responsibilities of each individual.  We do not target a specific weighting of these three components or use a prescribed formula to establish pay levels.  Rather the Committee considers changes in the business, external market factors, and our financial position each year when determining pay levels and allocating between long-term and current compensation for our named executive officers as defined in Item 402(a) of Regulation S-K (each an “NEO”).

Each component of the compensation program and the manner in which the Committee determined each component for our 2009 fiscal year is discussed in detail below.  In addition to these components, we provide standard employee benefits that include health benefits, life insurance, and tax-qualified savings plans to all of our employees.  We did not provide any special employee benefits or perquisites in 2009 for executives other than supplemental life insurance policies for the benefit of the executives and an automotive allowance for Mr. Jeffrey Parker.   We do not have pension or other retirement benefits or any type of nonqualified deferred compensation programs for our executives or other employees.

Base Pay - Base salaries and related benefits are designed to provide basic economic security for our employees. Our base salaries are established at a level that is consistent with competitive practices in a technological, innovative and fast-moving industry in order to help retain and recruit our highly skilled workforce.  Overall, base salaries are targeted at the average base salary for our Peer Group in order to allow us to compete in the market for exceptional employees without placing an undue emphasis on fixed compensation.   Based on our 2009 Peer Group analysis, each of our executive’s base salary was comparable to the Peer Group average base salary for the same or similar position.

Annual Performance Incentives – In an effort to preserve cash resources and as a result of overall general economic conditions, the Committee did not implement a formal annual performance incentive plan for 2009.  The Committee determined that it would discretionarily consider short-term equity-based incentives at the end of the year based on corporate achievements.  Based on the company’s financial performance for 2009, the Committee did not make any cash or equity short-term performance incentive awards to its executives with the exception of a $5,000 discretionary cash bonus awarded to the Chief Technology Officer for his exemplary contribution towards the achievement of one of the company’s technological goals in 2009.

Prior to 2009, annual performance incentives were targeted based on the achievement of corporate goals, the individual’s level of responsibility, the individual’s personal performance for the period, and the individual’s achievement of specific individual goals that support the overall corporate goals.  These corporate goals generally included sales, technical customer support, product development and financial goals.  Although the annual performance incentive was generally intended to be distributed in the form of a cash award, certain executive officers have historically elected to take all or a portion of their performance incentive award in shares of our common stock in order to preserve our cash for other business purposes.

The Committee has not approved, nor does it anticipate, any annual cash incentive award programs for executives or other employees for 2010.  The Committee may utilize equity-based awards for short-term incentives although no such awards are currently being contemplated.

Long-Term Incentives - Long term incentives are specifically designed to align employee and shareholder interests by rewarding performance that enhances shareholder value.  Equity-based awards are used for long-term incentives in order to link employee’s compensation to the value of our common stock.  Prior to 2008, stock options were used as the sole vehicle for long-term equity compensation for all employees, including executives.  In 2008, the Committee reviewed our historical stock option awards and concluded that these awards had, in many cases, failed to provide the intended long-term incentive based on the significant volatility of our stock given market conditions.   In 2008, the Committee determined that implementation of a RSU program would enable the long-term incentive program to produce the intended results.  RSUs, upon vesting, represent an immediate value to the grantee and create immediate equity ownership.   Like stock options, RSUs are considered a strong motivator for enhancing shareholder value through corporate accomplishments.  Furthermore, because the RSU has an inherent value equal to the market value of our common stock, the Committee believes these equity instruments have a higher perceived value to the executives in volatile market conditions.

In 2008, the Committee awarded RSUs as long-term incentive awards in connection with the execution of executive employment agreements as more fully discussed below.  These awards provided for long-term incentives for 2008 and 2009.  In determining long-term equity incentive award size, the Committee used a Shareholder Value Transfer (“SVT”) Allocation methodology.  SVT refers to the aggregate value or expense of grants as a percent of a company’s total market capitalization.  For the 2008 long-term incentive awards, the Committee considered data compiled by Cook regarding the average SVT rate and allocation percentages for the Peer Group.  The Committee targeted the 75th percentile of the Peer Group data rather than the median.  This target was based on the determination that our historical stock performance had failed to track the achievement of our corporate objectives, responding instead to general market factors.  Therefore, previously awarded stock options had failed to provide an appropriate level of long-term incentive compensation, as evidenced by a significant number of out-of-the-money share options held by our NEOs, many of which had or were expected to soon expire unexercised.

No other long-term incentives were awarded by the Committee to executives in 2009.   The Committee continues to evaluate the appropriate mix of long-term pay elements in comparison to the market and in line with our strategy.  The Committee anticipates continuing to use a blend of stock options and RSU awards in the future in order to continue to ensure that our long-term incentive programs produce the intended results.

Equity Grant Practices

Grants in connection with new hires and job promotions are made on the 15th day of the month following the new employee’s hire date and/or the effective date of the job promotion.   All other employee equity grants, except for those awards, if any, which are made concurrent with the execution of executive employment agreements, are generally made on one of four pre-determined quarterly dates, whichever date most closely follows the date that all terms of the grant are approved by the Committee or its delegate.  The preset quarterly dates are February 15th, May 15th, August 15th and November 15th, or, if the 15th falls on a non-trading day, the first trading day following such date.  The intent of this grant policy is to (a) eliminate the need to evaluate potential grant dates in light of pending and/or recently disclosed material events and (b) to attempt to mitigate the effect of significant price volatility when a single date is utilized for annual equity awards.

Stock options are granted with an exercise price equal to the closing market value of our common stock on the grant date.  Options are never granted with exercise prices below market value on the grant date.

Role of Executive Officers in Determining Executive Pay

The Committee makes all compensation decisions for all elements of compensation for the chief executive officer and other NEOs and approves recommendations regarding equity awards for all employees.  Our chief executive officer, chief financial officer and human resource management personnel make recommendations to the Committee annually with regard to overall pay strategy including program designs, annual incentive plan design, and long-term incentive plan design for management employees.  Our chief executive officer evaluates the performance of the other executive officers and makes recommendations regarding their compensation to the Committee for its consideration and determination.  Human resource management provides the Committee with market information regarding executive officers’ base pay and annual performance incentives as requested.  Executives do not determine any element or component of their own pay package or total compensation amount.

Executive and Director Stock Ownership Requirements

We currently do not have a policy with regard to minimum stock ownership for our executives or non-employee directors.

Federal Income Tax Consequences

Although we consider the potential tax impact of our compensation programs in our compensation planning, these impacts are not heavily weighted with regard to our compensation decisions.  The material federal income tax consequences of our compensation programs, based on the current provisions of the Internal Revenue Code (Code) include the following:

Section 162(m) of the Code limits the deductibility from U.S. taxable income of certain types of compensation in excess of $1,000,000 paid by us to certain of our NEOs.  This limitation may apply to the realized value of awards made under our equity award plans.  Compensation that is determined to be “performance-based” under the Code is not subject to this deduction limit.  For 2009, we did not pay compensation in excess of $1,000,000 to any executive and therefore we did not incur a deduction limitation under Section 162(m).

Code Section 409A generally governs the form and timing of nonqualified deferred compensation payments and imposes sanctions on participants in nonqualified deferred compensation plans that fail to comply with Section 409A rules.   Our compensation arrangements with our NEOs, as discussed more fully below, are intended to be compliant with Section 409A.

In the event of a change-in-control, our NEOs are entitled to certain severance payments as more fully discussed under “Potential Payments upon Termination or Change-in-Control” below.  To the extent those payments exceed three times the executive’s five-year average W-2 income, they may be deemed “excess parachute payments,” subject to a 20 percent excise tax, and nondeductible. Certain payments, such as reasonable compensation for non-compete agreements, may be excluded from the excess parachute payment calculation.

Employment and Other Agreements

We have non-compete arrangements in place with all of our employees.  The non-compete agreements provide for restrictions on (i) employment or consultation with competing companies or customers, (ii) recruiting or hiring employees for a competing company and (iii) soliciting or accepting business from our customers.

In June 2008, we entered into Executive Employment Agreements (“Agreements”) with each of our NEOs including Jeffrey Parker, our chief executive officer, Cynthia Poehlman, our chief financial officer, David Sorrells, our chief technology officer, and John Stuckey, our executive vice-president of corporate strategy and business development.   We entered into similar agreements with two additional senior management employees during 2008.

The Agreements provide each executive with a base salary commensurate with his or her position in the organization, an annual performance-based achievement bonus and long-term equity incentive awards in the form of RSUs.  The RSUs awarded in connection with the Agreements include RSUs that vest in twelve equal quarterly increments from August 31, 2008 through May 31, 2011 (the “time-based RSUs”) as well as RSUs that vest on the earlier of the three-year anniversary of the grant date or such date that certain market conditions are met, as measured by the price of our common stock (the

“market-based RSUs”).   The time-based RSUs and market-based RSUs collectively represented the 2008 and 2009 long-term equity incentive awards for our NEOs.  The Agreements allow for additional equity awards at the discretion of the Committee although no additional awards have been made or are currently contemplated.

The Agreements also contain provisions for the protection of our intellectual property and for severance benefits and non-compete restrictions in the event of termination of the executive’s employment.   Severance benefits are payable to the executives under the terms of the Agreements in the event the executive is terminated without cause, due to a change in control event, or for “Good Reason” as defined in the Agreements.  The severance package to be paid under the Agreements includes (a) a multiple of base salary; (b) an amount in lieu of annual bonus or incentive compensation; (c) continuation of group health benefits and (d) acceleration of certain unvested and outstanding equity awards.  Amounts to be paid to each executive for various termination events are included in the tables under “Potential Payments upon Termination or Change-in-Control” below.

The non-compete provisions of the Agreements remain in effect for up to three years following the executive’s termination, provided that we compensate the executive the equivalent of his or her base salary over the restriction period (“Non-Compete Compensation).  In the event of a termination due to a change in control, the executive’s severance pay in excess of twelve months’ base salary is applied as a credit toward the Non-Compete Compensation.  Furthermore, in the event the executive is terminated for cause or resigns without “Good Reason” as defined in the Agreements, all gains realized by the executive from the sale of equity awards during the preceding twelve months, as well as the value at the date of termination of all outstanding equity awards will be credited towards the Non-Compete Compensation.

The Agreements specifically comply with the applicable requirements of Section 409A of Code.  The Agreements also provide for excise tax gross-up on certain severance benefits to the extent they result in “golden parachute payments” under the Code.   To the extent that the parachute payments are within 110% of the defined “safe harbor” amount, the payments will be cut back to bring them within the safe harbor.

The Agreements have a three-year term with a provision for automatic annual renewal thereafter unless ninety-day written intent not to renew is given either by us or by the executive.

The Committee did not enter into any new executive or other senior management employment agreements during 2009.

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of our NEOs who served as executive officers during all or a portion of the years ended December 31, 2009, 2008, and 2007.  Given the complexity of disclosure requirements concerning executive compensation, and in particular with respect to the standards of financial accounting and reporting related to equity compensation, there is a difference between the compensation that is reported in this table versus that which is actually paid to and received by the NEOs.  The amounts in the Summary Compensation Table that reflect the full grant date fair value of an equity award, do not necessarily correspond to the actual value that has been realized or will be realized in the future with respect to these awards.

(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)		(i)
		Salary	Bonus		Stock Awards 1	Option Awards 2	Non-equity Incentive Plan Com-pensation 3		All Other		Total
Name and Principal Position	Year	($)	($)		($)	($)	($)		($)		($)
Jeffrey Parker, Chief Executive Officer and Chairman of the Board	2009	$325,000	$0		$0	$0	$0		$29,690	5	$354,690
	2008	325,000	0		1,701,514	0	0		31,600		2,058,114
	2007	325,000	0		0	1,079,811	225,000	4	14,365		1,644,176
Cynthia Poehlman, Chief Financial Officer and Corporate Secretary	2009	225,000	0		0	0	0		2,750	7	227,750
	2008	213,269	0		510,454	0	0		2,750		726,473
	2007	200,000	0		0	251,955	69,200	6	2,000		523,155
David Sorrells, Chief Technology Officer	2009	275,625	5,000	8	0	0	0		2,100	10	282,725
	2008	275,625	31,612	9	1,153,486	0	0		2,100		1,462,823
	2007	275,625	0		0	0	100,000		0		375,625
John Stuckey, Executive Vice President, Corporate Strategy and Business Development 12	2009	250,000	0		0	0	0		2,895	11	252,895
	2008	250,000	0		510,454	0	0		3,748		764,202

1
The amounts reported in column (e) represent the full grant date fair value of stock awards in accordance with ASC 718, net of estimated forfeitures. Refer to Note 8 of the consolidated financial statements included in our 2009 10-K that accompanies this proxy statement.

2
The amounts reported in column (f) represent the full grant date fair value of option awards in accordance with ASC 718, net of estimated forfeitures.  Refer to Note 8 of the consolidated financial statements included in our 2009 10-K that accompanies this proxy statement.

3
The amounts reported in column (g) represent the dollar amount of compensation cost related to awards under non-equity incentive plans.  Unless otherwise specified, all amounts reported in this column were determined and paid in the year reported.  In certain cases, the named executive elected to forego his or her cash compensation in lieu of an equity award of equal dollar value.  In these cases, the award value remains in this column but will be separately footnoted as to the amount of award distributed in equity.

4
In 2007, our chief executive officer elected to forego a $225,000 cash performance incentive award in lieu of a stock award of 14,466 shares of common stock.  The value of the stock award, net of $63,415 in tax withholdings, was $161,585 based on the closing market price of our common stock on the grant date.  Both the cash and equity portion of the award was paid in 2008.

5
This amount includes (i) the dollar value of premiums paid by us in 2009 for life insurance for the benefit of Mr. Parker in the amount of $3,690, (ii) the gross value of Mr. Parker’s automobile allowance of $24,000, and (iii) the 2009 employer matching contribution to a defined-contribution 401k plan of $2,000.

6
In 2007, our chief financial officer elected to forego a portion of her cash performance incentive award in lieu of a stock award of 2,795 shares of common stock.  The value of the stock award, net of $15,135 in tax withholdings, was $31,220 based on the closing market price of our common stock on the grant date.  Both the cash and equity portion of the award was paid in 2008.

7
This amount includes (i) the dollar value of premiums paid by us in 2009 for life insurance for the benefit of Ms. Poehlman in the amount of $750 and (ii) the 2009 employer matching contribution to a defined-contribution 401k plan of $2,000.

8	Mr. Sorrells was awarded a cash bonus for 2009 in the amount of $5,000, which was paid in 2010.

9
Mr. Sorrells received a signing bonus with a value of $50,000 upon execution of his executive employment agreement in June 2008.  We had the option to pay this bonus in cash or equity.  A portion of the bonus was paid in cash and is reflected in column (d) in the Summary Compensation Table, and the remainder was paid with 1,642 shares of our common stock.  The value of the common stock awarded, or $18,388 is included in column (e) in the Summary Compensation Table.

10	This amount represents the dollar value of premiums paid by us in 2009 for life insurance for the benefit of Mr. Sorrells in the amount of $2,100.

11
This amount includes (i) the dollar value of premiums paid by us in 2009 for life insurance for the benefit of Mr. Stuckey in the amount of $1,020 and (ii) the 2009 employer matching contribution to a defined-contribution 401k plan of $1,875.

12	Mr. Stuckey was promoted to Executive Vice President of Corporate Strategy and Development in June 2008.

Grants of Plan-Based Awards

There were no grants of plan-based awards during the year for the named executive officers.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding equity awards as of December 31, 2009 for each executive officer who served as an executive officer during all or a portion of 2009.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option Exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested1 ($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)
Jeffrey Parker	15,000			$19.99	2/26/12	37,500	2	$68,625
	75,000			5.77	8/9/12	75,000	3	137,250
	10,908			8.91	12/20/12
	7,583			9.80	5/3/13
	90,000			8.81	10/12/13
	35,416	2,084	4	9.89	2/15/14
	32,291	5,209	5	10.82	5/15/14
	29,166	8,334	6	12.30	8/15/14
	26,041	11,459	7	10.36	11/15/14
Cynthia Poehlman	12,000			20.00	1/15/11	11,250	2	20,588
	25,000			5.77	8/9/12	22,500	3	41,175
	4,563			8.91	12/20/12
	3,205			9.80	5/6/13
	25,000			8.81	10/12/13
	8,263	487	4	9.89	2/15/14
	7,534	1,216	5	10.82	5/15/14
	150,000			5.70	6/25/14
	6,805	1,945	6	12.30	8/15/14
	6,076	2,674	7	10.36	11/15/14
David Sorrells	200,000			48.00	12/31/10	28,754	2	52,620
	125,000			9.00	11/21/12	42,500	3	77,775
	25,000			5.77	8/9/12
	4,988			8.91	12/20/12
	3,898			9.80	5/3/13
	38,000			8.81	10/12/13
John Stuckey	25,000			5.77	8/9/12	11,250	2	20,588
	5,133			8.91	12/20/12	22,500	3	41,175
	3,394			9.80	5/3/13
	25,000			8.81	10/12/13
	8,263	487	4	9.89	2/15/14
	7,534	1,216	5	10.82	5/15/14
	107,875			4.67	7/18/14
	6,805	1,945	6	12.30	8/15/14
	6,076	2,674	7	10.36	11/15/2014

1	The market value of shares or units reported in column (g) is computed based on the December 31, 2009 closing price of our common stock of $1.83.

2
These units represent unvested RSUs awarded in connection with executive employment agreements in June 2008.  The unvested RSUs vest in equal quarterly increments from February 28, 2010 through May 31, 2011.

3
These units represent unvested RSUs awarded in connection with executive employment agreements in June 2008.  The RSUs vest on the earlier of (a) the last day of each quarterly period beginning August 31, 2008 during which certain specified market price conditions have been met or (b) May 31, 2011.   The achievement of the market price conditions is determined based on the closing market price of our common stock meeting or exceeding certain fixed price points for any five (5) consecutive trading days (the “Price Target”).  At Price Targets of $15.11, $19.28, $23.45 and $27.10, 25%, 50%, 75% and 100%, respectively, of the award shall be vested.   In addition, upon the occurrence of a change in control as defined in the RSU agreement, the market price conditions will be assessed based on the greater of (a) the closing price of our common stock on the date of the change in control event or (b) the average per share acquisition price paid by the acquiring party.

4
Option vests over the first three years of the seven-year option term, with 33% vesting one year following the grant date and the remaining 66% vesting in equal monthly increments for 24 months thereafter. Option will be fully vested as of February 15, 2010.

5
Option vests over the first three years of the seven-year option term, with 33% vesting one year following the grant date and the remaining 66% vesting in equal monthly increments for 24 months thereafter. Option will be fully vested as of May 15, 2010.

6
Option vests over the first three years of the seven-year option term, with 33% vesting one year following the grant date and the remaining 66% vesting in equal monthly increments for 24 months thereafter. Option will be fully vested as of August 15, 2010.

7
Option vests over the first three years of the seven-year option term, with 33% vesting one year following the grant date and the remaining 66% vesting in equal monthly increments for 24 months thereafter. Option will be fully vested as of November 15, 2010.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for the fiscal year ended December 31, 2009 for each NEO who served as an executive officer during all or a portion of 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey Parker	0	$0	25,000	$64,875
Cynthia Poehlman	0	0	7,500	19,463
David Sorrells	0	0	19,164	49,731
John Stuckey	0	0	7,500	19,463

Potential Payments upon Termination or Change-in-Control

The Agreement with each of our NEOs provide for payments upon termination for various events including, with or without cause termination by us, termination due to death or disability of the executive, termination due to a change-in-control event and termination by the executive for “Good Reason” as defined in the Agreements.

Payments Made Upon Termination - When an executive’s employment is terminated for any reason, other than for cause, he or she is entitled to receive his or her base salary through the date of termination and any earned but unused vacation pay.  When an executive’s employment is terminated for cause, he or she is only entitled to his or her base salary through the date of termination.

Payments Made Upon Termination Due to a Change in Control- In the event a NEO is terminated within two years of a change-in-control event, in addition to the benefits listed under “Payments Made

Upon Termination” above, he or she is entitled to receive a multiple of his or her base salary, an amount in lieu of annual bonus or incentive compensation, continuation of group health benefits and acceleration of certain unvested and outstanding equity awards.  The base salary multiple varies by individual and ranges from 150% to 300%.  The amount in lieu of annual bonus or incentive compensation is determined based on the greater of the bonus or annual incentive compensation in the year prior to the change in control, the average of the prior three year’s bonus or annual incentive compensation, or a prorated amount of the current year’s bonus or annual incentive compensation.

In accordance with the terms of the executive’s individual equity agreements, the executive would also be eligible for accelerated vesting of certain equity awards in the event of a change-in-control.  Any unvested stock options will automatically vest upon a change-in-control.  In addition, in the event of a change-in-control which is not approved or authorized by our board of directors, the executive’s time-based RSUs will automatically vest.  If the change-in-control occurrence is approved by our board of directors, the board may, at its option, accelerate the vesting of the time-based RSUs and repurchase them for a cash value as defined in the equity plan.   Market-based RSUs will only accelerate in a change-in-control situation if the defined Price Targets are achieved as discussed in footnote 3 to the “Outstanding Equity Awards at Fiscal Year End” table above.

Payments Made Upon Termination Without Cause - In the event a NEO is terminated without cause and the executive executes a release agreement with us, he or she is entitled to a severance package.  The severance package includes (i) a continuation of base salary for a twelve month period following termination, (ii) payment of a prorated portion of any incentive bonus for the year of termination, and (iii) continuation of group health benefits.  In the event a NEO terminates for “Good Reason” as defined in the Agreement and executes a release agreement with us, he or she is entitled to the same severance benefits as if he or she was terminated without cause.   Good Reason is defined in the Agreement as a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation and benefits, except for reductions applicable to all executives, a material relocation of the executive’s primary office or a material breach of the Agreement by us.

Payments Made Upon Termination Due to Disability - In the event an executive is terminated within six months of becoming disabled, as defined in the Agreement, he or she will be entitled to the benefits listed under “Payments Made upon Termination” and the severance package listed under “Payments Made upon Termination without Cause” above.  If, however, the executive is terminated after six months of becoming disabled, he or she becomes eligible for payments under a company-paid long-term disability plan with a third-party carrier in which case, the severance package is limited to the continuation of health benefits.   In addition, if an executive is terminated due to disability, he or she receives an automatic acceleration of fifty percent of any unvested options or RSUs in accordance with the terms of the individual equity agreements.

Payments Made Upon Death - Upon the death of a NEO, the executive’s beneficiaries shall receive the proceeds from company-paid life insurance policies purchased for the benefit of the executive.   In addition, the executive’s beneficiaries shall receive an acceleration of fifty percent of any unvested options or RSUs in accordance with the terms of the individual equity agreements.

The following tables reflect the estimated amount of compensation due to each of our NEOs in the event of termination of their employment.  Actual amounts to be paid out could only be determined at the time of an executive’s actual separation.   For purposes of this disclosure, we assume the triggering

event for termination occurred on December 31, 2009.   The intrinsic value of equity awards upon termination is calculated based on the December 31, 2009 closing price of our common stock of $1.83.

Jeffrey Parker, Chairman and Chief Executive Officer

Benefit and Payments Upon Separation	Change in Control (Not Board Approved)		Change in Control (Board Approved)		Without Cause or for “Good Reason”		Disability		Death

Salary	$975,000	1	$975,000	1	$325,000		$325,000	3	$0
Short-term Incentive Compensation	75,000	2	75,000	2	0	4	0	3,4	0
Long-term Equity Compensation:
Stock Options	0		0		0		0		0
RSUs (Time-Based)	68,625		0		0		34,313		34,313
RSUs (Market-Based)	0		0		0		68,625		68,625
Benefits & Perquisites
Health Benefits	24,419		24,419		24,419		24,419		24,419
Life Insurance Proceeds	0		0		0		0		2,000,000	5
Accrued Vacation Pay	12,500		12,500		12,500		12,500		12,500
Total	$1,155,544		$1,086,919		$361,919		$464,857		$2,139,857

1	Under the Agreement, Mr. Parker is entitled to three times his annual base salary.
2
Under the Agreement, Mr. Parker is entitled the greater of (i) an amount equal to his bonus or annual incentive compensation in the year prior to the change in control or (ii) the average of bonus and annual incentive compensation for the three full fiscal years prior to the change in control.

3
Assumes termination occurs within first six months of executive becoming disabled.  Following a six month period, executive is not entitled to salary continuation or short-term incentive compensation payments.

4
Short term incentive compensation is based on the established incentive target for the year of termination.  As no targets were established for 2009, executive is not entitled to short-term incentive payment under this scenario.

5	Represents proceeds payable by a third-party insurance carrier on a company-paid life insurance policy for the benefit of the executive.

Cynthia Poehlman, Chief Financial Officer and Corporate Secretary

Benefit and Payments Upon Separation	Change in Control (Not Board Approved)		Change in Control (Board Approved)		Without Cause or for “Good Reason”		Disability		Death

Salary	$450,000	1	$450,000	1	$225,000		$225,000	3	$0
Short-term Incentive Compensation	23,067	2	23,067	2	0	4	0	3,4	0
Long-term Equity Compensation:
Stock Options	0		0		0		0		0
RSUs (Time-Based)	20,588		0		0		10,294		10,294
RSUs (Market-Based)	0		0		0		20,588		20,588
Benefits & Perquisites
Health Benefits	24,419		24,419		24,419		24,419		24,419
Life Insurance Proceeds	0		0		0		0		1,000,000	5
Accrued Vacation Pay	4,958		4,958		4,958		4,958		4,958
Total	$523,032		$502,444		$254,377		$285,259		$1,060,259

1	Under the Agreement, Ms. Poehlman is entitled to two times her annual base salary.
2
Under the Agreement, Ms. Poehlman is entitled the greater of (i) an amount equal to her bonus or annual incentive compensation in the year prior to the change in control or (ii) the average of bonus and annual incentive compensation for the three full fiscal years prior to the change in control.

3
Assumes termination occurs within first six months of executive becoming disabled.  Following a six month period, executive is not entitled to salary continuation or short-term incentive compensation payments.

4
Short term incentive compensation is based on the established incentive target for the year of termination.  As no targets were established for 2009, executive is not entitled to short-term incentive payment under this scenario.

5	Represents proceeds payable by a third-party insurance carrier on a company-paid life insurance policy for the benefit of the executive.

David Sorrells, Chief Technology Officer

Benefit and Payments Upon Separation	Change in Control (Not Board Approved)		Change in Control (Board Approved)		Without Cause or for “Good Reason”	Disability		Death

Salary	$826,875	1	$826,875	1	$275,625	$275,625	3	$ 0
Short-term Incentive Compensation	51,667	2	51,667	2	5,000	5,000	3	0
Long-term Equity Compensation:
Stock Options	0		0		0	0		0
RSUs (Time-Based)	52,620		0		0	26,310		26,310
RSUs (Market-Based)	0		0		0	38,888		38,888
Benefits & Perquisites
Health Benefits	24,419		24,419		24,419	24,419		24,419
Life Insurance Proceeds	0		0		0	0		1,000,000	4
Accrued Vacation Pay	11,536		11,536		11,536	11,536		11,536
Total	$967,117		$914,497		$316,580	$381,778		$1,101,153

1	Under the Agreement, Mr. Sorrells is entitled to three times his annual base salary.
2
Under the Agreement, Mr. Sorrells is entitled the greater of (i) an amount equal to his bonus or annual incentive compensation in the year prior to the change in control or (ii) the average of bonus and annual incentive compensation for the three full fiscal years prior to the change in control.

3
Assumes termination occurs within first six months of executive becoming disabled.  Following a six month period, executive is not entitled to salary continuation or short-term incentive compensation payments.

4	Represents proceeds payable by a third-party insurance carrier on a company-paid life insurance policy for the benefit of the executive.

John Stuckey, Executive Vice President of Corporate Strategy and Business Development

Benefit and Payments Upon Separation	Change in Control (Not Board Approved)		Change in Control (Board Approved)		Without Cause or for “Good Reason”		Disability		Death

Salary	$375,000	1	$375,000	1	$250,000		$250,000	3	$ 0
Short-term Incentive Compensation	28,823	2	28,823	2	0	4	0	3,4	0
Long-term Equity Compensation:
Stock Options	0		0		0		0		0
RSUs (Time-Based)	20,588		0		0		10,294		10,294
RSUs (Market-Based)	0		0		0		20,588		20,588
Benefits & Perquisites
Health Benefits	0		0		0		0		0
Life Insurance Proceeds	0		0		0		0		1,250,000	5
Accrued Vacation Pay	5,787		5,787		5,787		5,787		5,787
Total	$430,198		$409,610		$255,787		$286,669		$1,286,669

1	Under the Agreement, Mr. Stuckey is entitled to one and one half times his annual base salary.
2
Under the Agreement, Mr. Stuckey is entitled the greater of (i) an amount equal to his bonus or annual incentive compensation in the year prior to the change in control or (ii) the average of bonus and annual incentive compensation for the three full fiscal years prior to the change in control.

3
Assumes termination occurs within first six months of executive becoming disabled.  Following a six month period, executive is not entitled to salary continuation or short-term incentive compensation payments.

4
Short term incentive compensation is based on the established incentive target for the year of termination.  As no targets were established for 2009, executive is not entitled to short-term incentive payment under this scenario.

5	Represents proceeds payable by a third-party insurance carrier on a company-paid life insurance policy for the benefit of the executive.

Compensation of Outside Directors

The Committee is responsible for establishing outside directors’ compensation.  Our non-employee directors’ compensation plan currently provides for an annual cash director fee of $25,000 for board service and additional annual cash fees for committee participation.  Committee fees are structured in such a way as to provide distinction between compensation for committee members and chairpersons and between the responsibilities of the various committees.  The committee fees are as follows:

Audit Committee		Compensation Committee		Nominating Committee
Chair	Member	Chair	Member	Chair	Member
$15,000	$7,500	$10,000	$5,000	$5,000	$2,500

The annual board and committee fees earned are paid in quarterly installments at the end of each fiscal quarter.  In 2009, in order to help us preserve our cash resources, the Board elected to forego their cash compensation for equity in the form of nonqualified stock options.  On May 15, 2009, we granted an aggregate of 157,200 options to purchase shares of our common stock at an exercise price of $2.99 per share to our non-employee directors.  The number of options granted to each director varied based on their individual committee participation. Options to purchase 39,300 shares vested upon grant and the remaining options vested in three equal increments at the end of each fiscal quarter beginning June 30, 2009 through December 31, 2009.

The directors’ compensation plan also provides for annual equity awards for our directors.  The annual equity award consists of a grant of 5,000 stock options and 2,500 RSUs.  On September 15, 2009, each of our non-employee directors was granted options to purchase 5,000 shares of our common stock at an exercise price of $3.93 per share and 2,500 RSUs.  Both the options and RSUs vest one year after the grant date.  Upon grant, the directors may elect to defer distribution of their vested RSUs until retirement from the board; otherwise, the RSUs will be distributed upon vesting.  Each option vests one year from the grant date and expires seven years from the grant date.

The directors’ compensation program also includes the grant of 40,000 share options upon initial election to the Board for new board members.  We did not elect any new board members in 2009.

The director equity awards are granted on the 15th day of the first month following the directors’ election at the annual shareholders meeting.   In the event a director resigns or is removed from the board for cause prior to the vesting date, any unvested equity awards will be forfeited.

All board members are reimbursed for reasonable expenses incurred in attending meetings.  In addition, we encourage board participation in relevant educational programs and we reimburse our board members for all or a portion of costs, including travel, for these purposes.

The following table summarizes the compensation of our non-employee directors for the year ended December 31, 2009.   Directors who are named executive officers do not receive separate compensation for their service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards1 ($)	Option Awards2 ($)	Total ($)
(a)	(b)	(c)	(d)	(e)
William Hightower	$0	$9,825	$51,979	$61,804
John Metcalf	0	9,825	72,756	82,581
Todd Parker 3	0	9,825	48,654	58,479
William Sammons	0	9,825	65,692	75,517
Robert Sterne	0	9,825	55,303	65,128
Nam Suh	0	9,825	62,783	72,608
Papken der Torossian	0	9,825	65,692	75,517

1
The amount reported in column (c) above represents the full grant date fair value related to the September 15, 2009 RSU awards as recognized under ASC 718, excluding forfeiture estimates. Refer to Note 8 included in our 2009 10-K that accompanies this proxy statement

2
The amount reported in column (d) above represents the full grant date fair value of director stock option awards for both the May 15 and September 15, 2009 grants as recognized under ASC 718, excluding forfeiture estimates.  Refer to Note 8 of the consolidated financial statements included in our 2009 10-K that accompanies this proxy statement.

3	Todd Parker voluntarily resigned his Board position on January 5, 2010.

As of December 31, 2009, the number of options and restricted stock units outstanding for each of our directors was as follows:

Name	Number of securities underlying outstanding options		Number of securities underlying RSU grants
	(#) Exercisable	(#) Unexercisable 1	(#) Unvested 1
William Hightower	213,400	5,000	2,500
John Metcalf	113,400	5,000	2,500
Todd Parker 2	66,800	5,000	2,500
William Sammons	140,000	5,000	2,500
Robert Sterne	212,500	5,000	2,500
Nam Suh	113,070	5,000	2,500
Papken der Torossian	185,000	5,000	2,500

1	The unexercisable options and RSUs for each director will vest in September 2010.

2	Todd Parker voluntarily resigned his Board position on January 5, 2010 and as such forfeited his unexercisable options and unvested RSUs as of January 5, 2010.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Holders

The following table sets forth certain information as of July 26, 2010 with respect to the stock ownership of (i) those persons or groups who beneficially own more than 5% of our common stock, (ii) each of our directors and director nominees, (iii) each of our NEOs for the fiscal year ending December 31, 2009, and (iv) all of such directors, director nominees and NEOs as a group (based upon information furnished by those persons).

Beneficial ownership is determined in accordance with SEC rules.  In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of July 26, 2010, are deemed to be outstanding and beneficially owned by that person.  None of these shares, however, are deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class1
Jeffrey Parker 17	2,719,332	2	6.53%
Cynthia Poehlman 17	273,455	3	0.66%
David Sorrells 17	423,715	4	1.02%
John Stuckey 17	213,933	5	0.52%
William Hightower 17	258,400	6	0.62%
John Metcalf 17	123,400	7	0.30%
William Sammons 17	167,250	8	0.40%
Robert Sterne 17	126,001	9	0.30%
Nam Suh 17	123,070	10	0.30%
Papken der Torossian 17	276,081	11	0.67%
Gem Investment Advisors, LLC	2,275,809	12	5.51%
The Pinnacle Fund, LP	2,884,706	13	6.99%
Southwell Partners, LP	2,446,433	14	5.90%
Wellington Management Company, LLP	4,501,670	15	10.91%
All directors, director nominees and executive officers as a group (10 persons)	4,704,637	16	10.84%

1
Percentage includes all outstanding shares of common stock plus, for each person or group, any shares of common stock that the person or the group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

2
Includes 346,407 shares of common stock issuable upon currently exercisable options, 187,977 shares held by Mr. Parker directly, 2,072,584 shares held by Jeffrey Parker and Deborah Parker Joint Tenants in Common, 37,000 shares held by J-Parker Family Limited Partnership, and 69,114 shares owned of record by Mr. Parker’s three children over which he disclaims ownership.  Mr. Jeffrey L. Parker has sole voting and dispositive power over the shares of common stock owned by the J-Parker Family Limited Partnership, as a result of which Mr. Jeffrey Parker is deemed to be the beneficial owner of such shares.   Excludes 93,750 unvested RSUs and 2,084 shares of common stock issuable upon options that may become exercisable in the future.

3
Includes 254,281 shares of common stock issuable upon currently exercisable options and excludes 28,125 unvested RSUs and 487 shares of common stock issuable upon options that may become exercisable in the future.

4	Includes 396,886 shares of common stock issuable upon currently exercisable options and excludes 56,881 unvested RSUs.

5
Includes 200,915 shares of common stock issuable upon currently exercisable options and excludes 28,125 unvested RSUs and 487 shares of common stock issuable upon options that may become exercisable in the future.

6	Includes 218,400 shares of common stock issuable upon currently exercisable options.

7	Includes 118,400 shares of common stock issuable upon currently exercisable options.

8	Includes 145,000 shares of common stock issuable upon currently exercisable options.

9	Includes 117,500 shares of common stock issuable upon currently exercisable options.

10	Includes 118,070 shares of common stock issuable upon currently exercisable options.

11	Includes 190,000 shares of common stock issuable upon currently exercisable options.

12
Includes 2,141,810 shares held by Gem Partners LP (“GEM”), 67,999 shares held by Flat Rock Partners LP (“FlatRock”), and 66,000 shares held by Mr. Daniel Lewis personally as reported on a Form 13G amendment filed February 16, 2010.  Gem Investment Advisors, LLC (“GEM Advisors”) is the general partner of GEM and Flatrock, as a result of which Gem Advisors is deemed to be beneficial owner of such shares.  Daniel M. Lewis (“Lewis”), as the controlling person of Gem Advisors is deemed to beneficially own the shares held by them.  The business address for each of Gem Advisors, GEM, FlatRock and Mr. Lewis is 100 State Street, Suite 2B, Teaneck, New Jersey 07666.

13
As reported on a Form 13G amendment filed February 12, 2010.  The business address is 4965 Preston Park Blvd., Suite 240, Plano, Texas 75093.  Pinnacle Advisers LP (“Advisors”) is the general partner of Pinnacle Fund, LP (“Pinnacle”).  Pinnacle Fund Management LLC (“Management”) is the general partner of Advisors.  Mr. Barry Kitt is the sole member of Management and may be deemed to be the beneficial owner of the shares beneficially owned by Pinnacle.

14
As reported on a Form 13G amendment filed February 12, 2010.  The business address is 1901 North Akard, Dallas, Texas 75201. Southwell Management, L.P. (“Southwell Management”) is the general partner of Southwell Partners, L.P. (“Southwell Partners”) and may be deemed to beneficially own shares held by Southwell Partners.  Southwell Holdings, LLC (“Southwell Holdings”) as general partner of Southwell Management and Mr. Wilson Jaeggli as managing director of Southwell Holdings may each be deemed to beneficially own shares owned by Southwell Management.

15
As reported on a Form 13G amendment filed March 10, 2010.  The business address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.  Wellington Management, in its capacity as investment adviser, may be deemed to have beneficial ownership of shares that are held of record by investment advisory clients of Wellington Management.

16
Includes 2,105,859 shares of common stock issuable upon currently exercisable options held by directors and officers and excludes 206,881 unvested RSUs and 3,058 shares of common stock issuable upon options that may vest in the future held by directors and officers (see notes 2, 3, 4, 5, 6, 7, 8, 9, 10, and 11 above).

17	The person’s address is 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc.  Officers, directors and ten percent shareholders are charged by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us, and written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the fiscal year ended December 31, 2009, all filing requirements applicable to the company executive officers, directors and ten percent shareholders were fulfilled.

Equity Compensation Plan Information

The following table gives the information about common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2009, including the 1993 Stock Plan, the 2000 Performance Equity Plan, the 2008 Equity Incentive Plan (Non-named Executive Officers) and other miscellaneous plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,778,982	$14.20	596,341
Equity compensation plans not approved by security holders	50,000	$3.27	0
Total	3,828,982		596,341

The equity compensation plan reported in the above table that was not approved by security holders includes a grant to an outside consultant of options to purchase 50,000 shares at an exercise price of $3.27 per share.  The options vest in equal monthly increments over the twelve month term of the agreement and any vested options are exercisable for five years from the grant date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 16, 2009, we sold 8,000,000 shares of common stock at a public offering price of $2.00 per share, in a public offering underwritten by Piper Jaffray & Co.  The Parker Trust, a trust for the benefit of the dependents of Jeffrey Parker, our chairman and chief executive officer, purchased 50,000 shares of our common stock in the offering.  In addition, Stacie Wilf, sister to Jeffrey Parker, purchased 155,000 shares in the offering.

On March 3, 2009, we consummated three simultaneous offerings: we sold 2,156,000 units, each consisting of one share of common stock and two-tenths of a warrant, at $1.875 per unit, in a public offering underwritten by Roth Capital Partners LLC (“Roth”); we sold 3,484,309 shares of common stock at a public offering price of $1.665 per share, in a public offering underwritten by Roth; and we sold 354,054 shares of common stock at a price of $1.85 per share to certain of our directors and their affiliates.  The Parker Trust purchased 270,272 shares of our common stock and Robert Sterne and Papken der Torossian, each a director of ours, purchased 2,701 and 81,081 shares of our common stock, respectively, in the latter offering.

On March 5, 2008, we sold 1,240,199 shares of common stock in a private placement for an aggregate price of $9.3 million.  Jeffrey Parker, our chief executive officer, purchased 129,200 of such shares at a price of $7.74 per share.

We paid approximately $909,000, $1,160,000, and $1,129,000 in 2009, 2008, and 2007, respectively, for patent-related legal services to a law firm, of which Robert Sterne, one of our directors since September 2006, is a partner.

Review, Approval or Ratification of Transactions with Related Persons

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions.  It is the practice of the audit committee to consider all relevant factors when determining whether to approve a related party transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.  We require each of our directors and executive officers to complete a questionnaire that elicits information about related party transactions.  These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, officer or employee.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Proposals of shareholders intended to be presented at the 2011 annual meeting must be received at our offices by March 16, 2011 for inclusion in the proxy materials relating to that meeting.

Our by-laws contain provisions intended to promote the efficient functioning of our shareholder meetings.  Some of the provisions describe our right to determine the time, place and conduct of shareholder meetings and to require advance notice by mail or delivery to us of shareholder proposals or director nominations for shareholder meetings.

Under our by-laws, even if a shareholder does not intend to include a proposal in our proxy materials, the shareholder must provide us with written notice of any business the shareholder proposes for consideration at the meeting or persons the shareholder intends to nominate for election as directors at the meeting at least 120 days prior to the first anniversary of the mailing of this proxy statement.  This notice must be received for the annual meeting in the year 2011 no later than March 16, 2011.  Shareholder proposals must include (i) the exact language of the proposal; (ii) a brief description of the matter and the reasons for the proposal; (iii) the name and address of the shareholder making the proposal; (iv) a representation disclosing (a) the number of shares of common stock owned by the shareholder and the length of time the shareholder has owned such shares, (b) that the shareholder will continue to own the shares through the shareholder meeting and, (c) that the shareholder intends to appear in person or proxy at such meeting; and (v) a description of the material interest of the shareholder, if any, in the matter being proposed.  Shareholder nominations for persons to be elected as directors must include (i) the name and address of the shareholder making the nomination; (ii) a representation that the shareholder owns shares of common stock entitled to vote at the shareholder meeting; (iii) a description of all arrangements between the shareholder and each nominee and any other persons pursuant to which the nomination is made; (iv) the information about the nominees required by the Exchange Act of 1934 and (v) a consent to nomination of the person nominated.

Shareholder proposals or nominations should be addressed to Corporate Secretary, ParkerVision, Inc., 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

We do not now intend to bring before the annual meeting any matters other than those specified in the Notice of the Annual Meeting, and we do not know of any business which persons other than the board intend to present at the annual meeting.  Should any business requiring a vote of the shareholders, which is not specified in the notice, properly come before the annual meeting, the persons named in the accompanying proxy intend to vote the shares represented by them in accordance with their best judgment.